Exhibit 3.5

ARTICLES OF INCORPORATION

OF

GREAT AMERICAN BANCORP

ONE:            The name of this Corporation is Great American Bancorp.

TWO:            The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporations Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE:        The name and address in this State of this Corporation’s initial agent for service of process is:

Gary M. Horgan, Esq.
2029 Century Park East, Suite 1700
Los Angeles, California 90067

FOUR:          This Corporation is authorized to issue one class of shares of stock; the total number of said shares is five million (5,000,000).

Dated: February 18, 1981

/s/ Susan L. Oder
Susan L. Oder, Incorporator

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Susan L. Oder